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                                                               EXECUTION COPY

                                      AGREEMENT

     This Agreement (this "Agreement") is made and entered into as of this 25th day of July, 1996 by and among James G. Parker Insurance Associates, a California corporation (the "Company"), Paula Insurance Company, a California corporation ("Purchaser"), Paula Financial, a California corporation ("Paula") and the individual shareholders of the Company who are named in SCHEDULE 1.1 hereof (individually a "Shareholder" and collectively, the "Shareholders").

                                       RECITALS

     WHEREAS, the Company is an insurance agency focusing on individual and commercial accounts in the State of California (the "Business"), and is licensed to sell insurance in the State of California and elsewhere and the Shareholders own common stock of the Company;

     WHEREAS, Purchaser desires to acquire an equity position in the Company by purchasing an aggregate of 2,997 shares of common stock, no par value, of the Company (the "Shares") from the Shareholders and the Shareholders desire to sell such Shares to the Company. The amount of Shares that the Shareholders are willing to sell to Purchaser are identified on SCHEDULE 1.1 next to each Shareholder's name; and

     WHEREAS, Paula and the Company wish to provide for an on-going.business relationship with regards to certain business opportunities;

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE I
                             PURCHASE AND SALE OF SHARES

     1.1 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Shareholders shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from each Shareholder, the portion of the Shares identified on SCHEDULE 1.1 hereof as being sold by each Shareholder. At the Closing a certificate or certificates representing the shares to be sold by each Shareholder, registered in the name of the Shareholder, duly endorsed by the Shareholder for transfer to the Purchaser, shall be delivered to Purchaser. On submission of the certificate or certificates to Company for transfer, the Company will issue to Purchaser, a certificate representing the Shares, registered in the

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Purchaser's name. The Certificate issued to Purchaser shall have the legend required by Corporations section 25102(h) removed.

     1.2 PURCHASE PRICE FOR SHARES AND PAYMENT TERMS. On the Closing Date (as that term is described in Section 1.3), Purchaser shall pay to each Shareholder, by delivery of certified or cashier's checks, the amounts set forth on SCHEDULE
1.1 which represent each Shareholders portion of an aggregate $400,000 (representing $133.465 per share) down payment on the total purchase price of $702,975 for the Shares (representing $234.56 per share). The remaining portion of the purchase price will be paid over 36 months in equal aggregate monthly payments of $8,415.97, which will be made by company check and which will be due by the first of each calendar month. The monthly payments for all of the Shares will be made separately to each of the Shareholders ($2,103.99 each/month). The Purchaser shall not owe any interest on the portion of the purchase price paid over time. The deferred payment obligations will be evidenced by a promissory note in the form of SCHEDULE 1.2 hereof.

     1.3 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Purchaser located in Pasadena, California at 10:00 a.m., on the next business day following the satisfaction of the last unsatisfied condition set forth in Article V hereof (the "Closing Date") unless the parties hereto agree in writing upon a different time, date or place.

                                      ARTICLE II
                        CERTAIN UNDERSTANDINGS AND AGREEMENTS

     2.1 PAULA INVESTMENT MANAGEMENT COMPANY ("PIMCO"). Paula and the Company have agreed to cooperate with each other in the development of certain business opportunities within the insurance industry. These opportunities will include by way of example (i) developing additional insurance premium flows to Purchaser,
(ii) expense consolidation and product development opportunities for Paula's non-insurance company affiliates, and (iii) merger and acquisition opportunities for both Purchaser and Paula. In order to implement this arrangement, Paula and the Company have agreed to designate their arrangement by name and the name chosen is Paula Investment Management Company ("PIMCO"). Paula will establish in its accounting books a separate account to be known as PIMCO. Paula will pay all direct PIMCO expenses (travel, lodging, meals) as an advance against any revenues that are credited in a like manner. Paula will file a fictitious business name in all necessary jurisdictions identified as "Paula Financial dba PIMCO" and "dba Paula Investment Management Company."

     Initially, the PIMCO representatives will be Jeffrey A. Snider for Paula and James G. Parker III for the Company. Paula will not enter into any additional PIMCO agreements with California based entities except CAPAX Management and Insurance Services, Inc. ("CAPAX"). The parties agree that whenever a PIMCO agreement with CAPAX is executed by Paula, then all three parties will enter into a group memo of understanding not inconsistent with the prior existing PIMCO arrangements. The representatives of the parties identified from time to time to participate in PIMCO shall be designated as Managing Directors of PIMCO for the limited purpose of effectuating the goals of PIMCO. In making this designation, nothing shall be deemed

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to have created a partnership, joint venture, or any other relationship between
Paula and its subsidiaries and the Company and its subsidiaries other than that summarized herein or as may be indicated from time to time in a Memorandum of Understanding which is executed concurrently herewith or subsequent to the execution of this Agreement. No PIMCO party or representative shall have authority, acting individually, to bind either PIMCO, or any PIMCO participant. None of the parties to the PIMCO arrangement shall be liable for the acts of the other parties which are beyond the scope of the understandings about PIMCO expressed in this Agreement or in any related Memoranda of Understanding.

     It is understood and agreed that each of the participants in PIMCO are engaged in other enterprises, including enterprises in competition with each other, and that the participants need not offer business opportunities to the other participants of PIMCO but may take advantage of those opportunities for their own accounts or for the accounts of other enterprises with which they are associated. None of the other participants shall have any right to any income or profit derived by a party from any enterprise or opportunity permitted under this section. Notwithstanding the foregoing, each PIMCO party shall be obligated to disclose to each other all opportunities to invest in, acquire, or consolidate with, any commercial brokerage entities which come to such party's attention.

     All of the foregoing arrangements relate to PIMCO arrangements for the State of California only ("California PIMCO"). Nothing herein will prevent Paula from entering into PIMCO type arrangements with entities outside of California (including using the name PIMCO); PROVIDED that such entities will not share in PIMCO revenues or expenses from California PIMCO operations and Parker will not share in non-California PIMCO revenue or expenses. To this end, non-California PIMCO accounting records will be kept separate from those of the California PIMCO accounts.

     2.2 OVERRIDE PAYMENT. The Purchaser hereby agrees that the Company shall be entitled to an override equal to 1% of all workers' compensation premiums billed and collected by the Purchaser from business submitted by the Company or any of its affiliates. This override shall be payable pursuant to the terms of the existing Agency-Company Agreement between the Company and the Purchaser and will continue to be paid so long as the PIMCO arrangement discussed in SCHEDULE
2.4 hereof continues in effect.

     2.3 CENTRALIZED COMMERCIAL PACKAGE BUSINESS ADMINISTRATION. Attached to this Agreement as SCHEDULE 2.3 is a Memorandum of Understanding regarding the Centralized Commercial/Personal Package Business Administration. This Memorandum of Understanding is in furtherance of an idea developed by PIMCO and is between the Company and Paula. The terms of the Memorandum of Understanding are incorporated herein by reference. The execution of the Memorandum of Understanding in the form attached as SCHEDULE 2.3 is a condition precedent to the obligation of the Shareholders to sell their Shares to Purchaser and to the obligations of any of the parties hereunder.

     2.4 MERGERS AND ACQUISITION ACTIVITIES. Attached to this Agreement as
SCHEDULE 2.4 is a Memorandum of Understanding regarding the identification and pursuit of merger and

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acquisition opportunities for Paula and Purchaser. This Memorandum of
Understanding is in furtherance of an idea developed by PIMCO and is between the Company and Paula. The terms of the Memorandum of Understanding are incorporated herein by reference. The execution of the Memorandum of Understanding in the form attached as SCHEDULE 2.4 is a condition precedent to the obligation of the Shareholders to sell their Shares to Purchaser and to the obligations of any of the parties hereunder.

     2.5 RIGHT TO PURCHASE SHARES. The Shareholders, or their designee(s) (who are either the Company or other Company shareholders), shall have the right to purchase the Shares, in whole, but not in part, from the Purchaser at any time following the third anniversary of the Closing by giving written notice to the Purchaser of the Shareholders', or their designee's, election to take such action.

     In the event any permitted party exercises this right, the Purchaser will deliver to the buyer, within 15 days of receipt of the exercise notice, the Shares, duly endorsed for transfer to the buyer. Upon delivery of the Shares, the buyer shall be obligated to pay the Purchaser (I) 2.0 times (II) 6.25% of the Company's gross commissions, excluding contingent commissions, (net of business in which the Company does not have an economic interest determined on a basis consistent with SCHEDULE 3.7 hereto, "Uncontrolled Business") for the 12 month period ending with the calendar month preceding the date of the exercise notice. The purchase price will be paid in four installments, the first, constituting 57% of the total, will be due upon delivery of the certificates. The remainder will be due in three equal annual installments payable on the first, second and third anniversaries of the delivery of the certificates. The remaining payment obligation will be evidenced by a promissory note in the form of SCHEDULE 1.2 hereof.

     The Company's gross commission (net of Uncontrolled Business and contingent commissions) will be calculated on the same basis which was used to determine the initial purchase price paid for the Shares. Namely, it will include all commissions, except contingent commissions, of each of the Partnerships (as defined below) and AgPro (as defined below) and any other similarly situated affiliates of the Company. It will exclude the revenue attributed to the portion of the books of business of the Company and its affiliates which would be owned by producers, partners or third parties in the event of a sale of substantially all of the Company's and its affiliates' books of business to a third party.

     2.6 Purchaser Put Option. The Purchaser shall have the right to sell the Shares to the Shareholders, or their designee(s) (who are limited to the Company and other Company Shareholders), at any time following the third anniversary of the Closing by giving written notice to the Company of the Purchaser's election to take such action. In the event the Purchaser exercises this right, (i) all of the provisions of Section 2,5 above will apply except that the consideration for the purchase of the Shares shall be calculated using a factor of 1.825, instead of 2,0, in the formula described in Section 2.5 above; and (ii) the payment of the purchase consideration shall be made with a 10% down payment at closing and the remainder paid in 120 equal monthly installments, with the first installment due on the first of the month after the date the Shares are delivered to the Company, and subsequent installments due on the first of each

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month after that date. In the event an amendment is made to the Buy-Sell
Agreement or any other document to change the price or the terms of a Company or Company shareholder transfer as compared to the price and terms of this Section 2.6, the price and terms of this Section 2.6 will be amended to the same extent. Notwithstanding any of the foregoing, an agreement between the Company or one of its shareholders and another Company shareholder to repurchase such shareholder's shares as an isolated event and which does not have general application to all parties to the Buy-Sell Agreement will not require that the price or terms of this Section 2.6 be amended.

     2.7 RESERVATION OF RIGHTS. Nothing in this Agreement shall in any way impair the rights of the Shareholders or the Purchaser to enter into an agreement with respect to the ownership of the Shares which is not based on the foregoing terms.

     2.8 RIGHT OF FIRST REFUSAL. Any transfer, sale, assignment, hypothecation, encumbrance, or alienation of any of the Shares other than according to the terms of this Agreement, shall be void and shall not transfer any right, title, or interest in or to the Shares, or any of them, to the purported transferee, buyer, assignee, pledgee, or encumbrancer.

     Purchaser shall be permitted to treat the Shares as an admitted asset for insurance regulatory purposes, giving certain rights of encumbrance to the California Commissioner of Insurance on behalf of the Purchasers' policyholders.

     In the event the Purchaser receives a BONA FIDE offer to purchase the Shares from an unaffiliated third party, the Purchaser shall be free to sell to such third party so long as the Purchaser first offers the Shareholders or their designees (who shall be limited to the Company and other Company shareholders), the right to match such offer. The Purchaser shall provide the Shareholders with written notice of any such offer and the terms of the offer. The Shareholders shall have 15 days from receipt of such notice to notify the Purchaser that the Shareholders, or their designees, will match the price and payment terms of the offer. Each Shareholder shall have the right to purchase that portion of the Shares offered for sale that the number of shares owned by him or her at that time (including any shares held in a voting trust) shall bear to the total number of shares owned by all the Shareholders. Provided, however, that if any Shareholder does not purchase his or her full proportionate allotment of the Shares and no other individual or entity is designated by all of the Shareholders, the unaccepted Shares may be purchased by the other Shareholders or their designees. If the Purchaser does not receive an exercise notice(s) that covers all of the Shares from any of the Shareholders within the 15 day period, it will be free to sell all the Shares to the third party. Once so sold, the Shares will not be subject to Section 2.5 or 2.6 hereof. However, any subsequent sales of the Shares contemplated by a buyer who acquired the Shares pursuant to this Section 2.8 shall be subject to the Shareholders' right of first refusal and the procedures contained in this Section 2.8. Further, neither the Purchaser nor any subsequent buyer of the Shares shall have any right to sell the Shares to any party (i) licensed to sell insurance in any state, or (ii) affiliated with any entity so licensed. Concurrently with the issuance of the Shares by the Corporation, the secretary of the Corporation shall stamp the Shares in a prominent manner with the following legend:

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           The transfer, sale, assignment, hypothecation, encumbrance, or alienation of the shares represented by this certificate is restricted by an Agreement dated July 25, 1996. A copy of the Agreement is available for inspection during normal business hours at the principal executive office of the Corporation, 5377 N. Fresno Street, Fresno, California 93710. All the terms and provisions of the Agreement are hereby incorporated by reference and made a part of this certificate.

     Upon any repurchase of the Shares by the Shareholders or any designee(s), the Shares shall no longer be subject to this Section 2.8, the Secretary of the Corporation shall remove the legend, and the Shares shall instead be subject to the Stock Restriction and Buy-Sell Agreement for James G. Parker Insurance Associates dated October 15, 1990, as amended (the Buy-Sell Agreement").

     2.9 CONFIDENTIALITY. The parties hereto and their respective agents, accountants and attorneys shall keep confidential any information (unless readily ascertainable from public or published information or sources) obtained from any other party hereto. Confidential Information shall mean any and all information not generally available to the public, the disclosure of which could be detrimental to the party to which it pertains and includes all information provided by any party hereto to another party except information which (i) becomes generally available to the public other than as a result of disclosure by the receiving party or its representatives, or (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the providing party or its representatives.

     Each party hereto further agrees that it will not otherwise disclose any such information to any third party (other than to its agents, accountants and attorneys in connection with the consummation of the transactions contemplated by this Agreement) except upon the written consent of the furnishing party, or except as required by law. Such obligation of confidentiality shall not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or shall be public knowledge through no act or omission by the party to whom the information was furnished or any of its directors, officers, employees, professional advisors or other representatives.

     None of the parties shall use the Confidential Information except for the express purposes of this Agreement and the related understandings. Specifically, but not by way of limitation, no party shall use any Confidential Information obtained from any party to engage in unfair competition against said party. Each of the parties' obligations to maintain the confidentiality of the Confidential Information and not to use it to compete unfairly against the other parties hereto are of a special and unique character which gives them a particular value.

     Further, it is agreed that the parties cannot be reasonably or adequately compensated in damages in an action at law in the event of a breach of the obligations contained in this paragraph. Therefore, each of the parties agrees that injunctive and other equitable relief shall be appropriate in the event of a breach. The obligations and remedies provided in this paragraph are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law

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relating to unfair competition, or misappropriation or threat of disclosure of trade secrets or confidential information and survives the termination of the Agreement.

     Each party hereto agrees not to hire, or solicit to hire, any employee of any other party hereto during the term of the PIMCO arrangements or for a period of two years thereafter except as expressly set forth herein or in the Memoranda of Understanding attached hereto as SCHEDULE 2.3 and SCHEDULE 2.4.

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to Purchaser that:

    3.1 POWER AND AUTHORITY. The Company has the full right, power and authority to enter into this Agreement.

    3.2 CAPITALIZATION. The authorized capitalization of the Company consists of 100,000 authorized shares of Common Stock, no par value, 47,945 of which are issued and outstanding on the date hereof. All such issued and outstanding shares have been validly authorized and issued and are validly outstanding, fully paid and nonassessable. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights of any kind whatsoever to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company.

    3.3 LITIGATION. The Company is not a party to, subject to or bound by any agreement, judgment or order of any court, governmental body or arbitrator which would prevent the execution or delivery of this Agreement by the Company or the sale of the Shares pursuant to the terms hereof after the Company and others have obtained the consents to this transaction contemplated herein.

    3.4 NO BROKERAGE FEES. No broker or finder has acted for the Company in connection with this Agreement or the transactions contemplated hereby.

    3.5 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith have been (or upon execution will have been) duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of the Company enforceable in accordance with their respective terms.

    3.6 FINANCIAL STATEMENTS. Included in SCHEDULE 3.6 is the Statement of Income for the Company's fiscal year ending May 31, 1996 and Statements of Income for the Norton-Parker Insurance Associates, Dow-Parker
Insurance Agency, Whitehead-Parker and Andreini-Parker

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partnerships (the "Partnerships") and AgPro Insurance Services ("AgPro")
all for the 12 months ending May 31, 1996 (collectively, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of the Company, the Partnerships or AgPro, respectively; and
(ii) fairly present the Company's, the Partnerships' or AgPro's results of operations for the periods covered thereby;

     3.7 ECONOMIC INTERESTS. Except as set forth on SCHEDULE 3.7 hereto, the Company has 100% economic interest in all of the insurance business included in the Financial Statements for the Company. The Company has an economic interest in the insurance business of each of the Partnerships and AgPro to the extent set forth in SCHEDULE 3.7. The business amounts set forth in SCHEDULE 3.7 do not include any contingent commission amounts.

     3.8 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Following receipt of the consents to this transaction contemplated herein, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement to which the Company is a party or by which it is bound; (ii) the Articles of Incorporation or Bylaws of the Company; or (iii) any applicable judgment, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Company.

     3.9 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Company of this Agreement and the related documents have been obtained and satisfied or will be obtained and satisfied prior to closing.

     3.10 OTHER INFORMATION. To the best knowledge of the Company, the information concerning the Company set forth in this Agreement, the Financial Statements, the Schedules attached hereto and any document, statement or certificate furnished to the Purchaser in connection with the Purchaser's due diligence review of the Company does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were made, not false or misleading as of the date hereof or as of the Closing Date.

     The Shareholders jointly and severally make the following representations and warranties to the Company with respect to each Shareholder:

     3.11 POWER AND AUTHORITY. Each Shareholder is the beneficial owner of the Shares to be sold by such Shareholder, has the full right, power and authority to enter into this Agreement and to sell to Purchaser at the Closing the Shares to be sold by such Shareholder and, upon consummation of the purchase, the Purchaser will acquire good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, security interests, charges, encumbrances, options and adverse claims or rights whatsoever, except those restrictions created herein.

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     3.12 LITIGATION. The Shareholder is not a party to, subject to or bound by any agreement, judgment or order of any court, governmental body or arbitrator which would prevent the execution or delivery of this Agreement by the Shareholder or the sale of the Shares to be sold by such Shareholder pursuant to the terms hereof after the Company and others have obtained the consents to this transaction contemplated herein.

     3.13 NO BROKERAGE FEES. No broker or finder has acted for the Shareholder in connection with this Agreement or the transactions contemplated hereby.

     3.14 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Shareholder in connection herewith have been (or upon execution will have been) duly executed and delivered by the Shareholder and constitute (or upon execution will constitute) valid and binding obligations of the Shareholder enforceable in accordance with their respective terms.

     3.15 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Following receipt of the consents to this transaction contemplated herein, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement to which the Shareholder is a party or by which it is bound; or (ii) any applicable judgment, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Shareholder.

     3.16 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Shareholder and which are necessary for the execution and delivery by the Shareholder of this Agreement and the related documents have been obtained and satisfied.

     The Purchaser and Paula represent and warrant to the Company and the Shareholders that:

     3.17 POWER AND AUTHORITY. The Purchaser and Paula have the full right, power and authority to enter into this Agreement and to fulfill their respective obligations hereunder.

     3.18 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Purchaser and Paula in connection herewith have been (or upon execution will have been) duly executed and delivered by the Purchaser and Paula, and have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of the Purchaser and Paula, enforceable in accordance with their respective terms.

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                                      ARTICLE IV
                       CONDITIONS TO OBLIGATIONS OF EACH PARTY

     The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     4.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

     4.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for Purchaser, the Company or the Shareholders may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

     4.3 MEMORANDUM OF UNDERSTANDING. The Memoranda of Understanding in the forms attached hereto as SCHEDULE 2.3 AND SCHEDULE 2.4 shall have been executed by all signatory parties and an original of each Memorandum of Understanding shall have been delivered to each of the parties hereto.

                                      ARTICLE V
                        CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to effect the transactions contemplated hereby shall be, at the option of Purchaser, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

     5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company and the Shareholders, contained in this Agreement and the Schedules hereto shall be true and correct on the date such representations and warranties were made and remain true and correct on the Closing Date. At the Closing, the Company and each Shareholder shall have delivered to Purchaser certificates to such effect signed by each party.

     5.2 NO ADVERSE CHANGE. There shall not have occurred between the date hereof and the Closing Date any material adverse changes in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

     5.3 DUE DILIGENCE EXAMINATION. The Purchaser shall have completed to its satisfaction an extensive examination of, and shall have obtained full and complete disclosure regarding, the assets, properties, business and financial condition of the Company and such examination shall not have revealed any fact, or facts, which, individually or in the aggregate, could be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the

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Company; PROVIDED, HOWEVER, such examination shall not in any way relieve the Company or any Shareholders of any liability for any misrepresentation in this Agreement.

    5.4 ADDITIONAL CLOSING DOCUMENTS OF COMPANY. Purchaser shall have received at the Closing the following documents, dated the Closing Date:

          A. Copies, certified by the Secretary or an Assistant
    Secretary of the Company, of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby. Such resolutions shall also acknowledge the Board of Directors agreement to the matters discussed in paragraphs (B) and (C) below;

          B. Copies of documents reasonably satisfactory to Purchaser's counsel evidencing that:

          (i) the Purchaser and the Shares will not be subject to any of the provisions of the Buy-Sell Agreement or entitled to the rights of any of the provisions of the Buy-Sell Agreement unless repurchased by the Company or another party otherwise subject to the Buy-Sell Agreement, and

         (ii) the price to be paid by the Company or by shareholders of the Company for shares of the Company's common stock subject to the Buy-Sell Agreement upon transfer of such shares shall be equal to (I) 1.825, times (II) the percentage of the outstanding equity securities of the Company being transferred, times (III) the Company's gross commissions (excluding contingent commissions) net of business in which the Company does not have an economic interest determined on a basis consistent with SCHEDULE 3.7 hereto for the 12 month period ending with the calendar month preceding the date of the notice of intent to transfer such shares. Further, the payment of the purchase consideration shall be made with a 10% down payment at closing and the remainder paid in 120 equal monthly installments, but without interest.

          C. A copy of the Bylaws of the Company which have been amended
    (i) so that Article X thereof no longer refers to the Company's 1978 Shareholders Agreement and (ii) to state that the Purchaser and the Shares are not subject to the provisions of Article X, as amended; and

          D. Copies of waivers signed by each party to the Buy-Sell Agreement waiving such parties rights to cause the Shares to be offered to the Company or its shareholders under the terms of the Buy-Sell Agreement prior to the sale of the Shares by the Shareholders to the Purchaser.

          E. Evidence reasonably satisfactory to the counsel for the Purchaser that the Shares have been released from all provisions of the Voting Trust Agreement to which the

    Shares are subject prior to their sale to the Purchaser such other documents as Purchaser may reasonably request.

    5.5 SCHEDULES. On or prior to the Closing Date the Company shall have delivered to the Purchaser all schedules to this Agreement theretofore undelivered and the information contained in such schedules shall be reasonably acceptable to the Purchaser.

    5.6 APPROVALS. On or prior to the Closing Date the Purchaser and Paula shall have received the approval of their respective Boards of Directors and Paula's Preferred Shareholders to the transactions contemplated by this Agreement. The Purchaser and Paula shall notify the Company of such approvals in writing within 48 hours of the receipt of approval. At Closing, Paula and the Purchaser will provide certified copies of the approving resolutions of each parties' Board of Directors.

                              ARTICLE VI
                           INDEMNIFICATION

    6.1 GENERAL. The Company shall indemnify and hold harmless Purchaser, in respect of any and all claims, losses, damages, liabilities (absolute, contingent, matured, unmatured or otherwise) and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "Loss"), reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

          A. Any misrepresentation or breach of any representation or warranty in this Agreement made by the Company;

          B. The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of the Company; and

         C. Any misrepresentation contained in any statement or certificate furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

    The Shareholders shall jointly and severally indemnify and hold harmless Purchaser, in respect of any Loss reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

         A. Any misrepresentation or breach of any representation or warranty in this Agreement made by a Shareholder;

         B. The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of a Shareholder; and

         C. Any misrepresentation contained in any statement or certificate furnished by a Shareholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

    6.2 NOTICE OF CLAIM FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Article VI, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim.

     6.3 MANNER OF INDEMNIFICATION. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability; PROVIDED. HOWEVER, that the indemnified party shall have the right to offset any matured, unmatured, absolute or contingent liability for which the indemnified party shall seek indemnification from the indemnifying party pursuant to this Article VI against any payments due to the indemnifying party, including, if applicable, payments due from the Purchaser to the Company in the nature of commissions and due to the Shareholders for deferred purchase price payments hereunder; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made.

     Any such liability, deficiency or indemnity shall be paid by the indemnifying party within thirty (30) days from the date the indemnified party notifies the indemnifying party that it has incurred or has become subject to the referenced liability or deficiency and provides the indemnifying party with documentation demonstrating that the indemnified party has incurred such liability or deficiency.

     6.4 PURCHASER/PAULA INDEMNIFICATION. The Purchaser and Paula shall jointly and severally indemnify and hold harmless the Company and the Shareholders, in respect of any and all claims, losses, damages, liabilities (absolute, contingent, matured, unmatured or otherwise) and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "Loss"), reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

         A. Any misrepresentation or breach of any representation or warranty in this Agreement made by the Purchaser or Paula;

         B. The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of the Purchaser or Paula; and

         C. Any misrepresentation contained in any statement or certificate furnished by the Purchaser or Paula pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     The procedures relating to the foregoing indemnification shall be the same as those set forth in Sections 6.2-6.3 above.

     6.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Article III hereof shall survive the Closing for a period of four years from the Closing Date, or until the date the Shares are repurchased by the Shareholders or the Company, if earlier.

     6.6 E&O INDEMNIFICATION. The Company agrees to indemnify and hold harmless Pan American Underwriters, Inc. ("PAU") from any and all Losses incurred by such party in connection with, or as a result of, the Company's negligence, or alleged negligence, or willful or grossly negligent, or alleged willful or grossly negligent, actions in carrying out its obligations under the Memorandum of Understanding in the form of SCHEDULE 2.3. Paula agrees to cause PAU to indemnify and hold harmless the Company from any and all Losses incurred by such party in connection with, or as a result of, PAU's negligence, or alleged negligence, or willful or grossly negligent, or alleged willful or grossly negligent, actions in carrying out its obligations under the Memorandum of Understanding in the form of SCHEDULE 2.3. The Company agrees, and Paula agrees to cause PAU to agree, to name the other party as an "additional named insured" on each party's respective professional errors and omissions insurance policy. The parties will exchange certificates of insurance evidencing such actions.

                               ARTICLE VII
                               TERMINATION

    7.1 TERMINATION. This Agreement may be terminated:

         A. By written consent of the parties hereto;

         B. By Purchaser or by the Company if the terminating party is not in default hereunder, and if the Closing shall not have occurred on or before August 30, 1996 or such later date, if any, to which Purchaser and the Company shall agree in writing; or

         C. By Purchaser if, in the course of its due diligence review, it discovers material information not previously disclosed to Purchaser which Purchaser reasonably believes has a material adverse effect on the value of the Shares. In such event, the notice of termination delivered by Purchaser to the Company shall specify in reasonable detail such information.

    7.2 TERMINATION OF PROVISIONS OF MEMORANDA OF UNDERSTANDING. The continuation or termination of the arrangements to be put into place between the Company and Paula or its affiliates pursuant to the Memoranda of Understanding executed in connection with this Agreement, as they may be modified from time to time, will be governed by the terms of such Memoranda and changes in the ownership of the Shares will not necessarily cause any changes in such arrangements.

                              ARTICLE VIII
                             MISCELLANEOUS

    8.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

    To Purchaser or Paula:

    Paula Insurance Company
    300 North Lake Avenue, Suite 300
    Pasadena, California 91101
    Attention: Bradley K. Serwin

    If to the Company or the Shareholders:

    c/o James G. Parker Insurance Associates
    5377 North Fresno, Suite 101
    Fresno, California 93650
    Attention: James G. Parker III

    8.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

    8.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

    8.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

    8.5 BEST EFFORTS. The Company, the Shareholders, the Purchaser and Paula will each agree to use their best efforts to bring about the transactions contemplated by this Agreement.

    8.6 PUBLIC ANNOUNCEMENTS. The parties hereto agree that they will not make any disclosures about the existence or contents of this Agreement or the transactions contemplated herein or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect or proposed aspect of this transaction without prior written notice to and approval of the other parties, except as may be otherwise necessary to comply with applicable law; provided, however, that the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and prospective lenders.

     8.7 COMPLETE AGREEMENT. This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement and all other documents between the parties dated the date of the Closing to be delivered at the Closing contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

     8.8 MODIFICATIONS AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, and no provision or benefit hereof may be waived, except in a written document executed by the party against whom enforcement is sought.

     8.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     8.10 PAYMENT OF EXPENSES. Each party shall bear its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein.

     8.11 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

     8.12 ATTORNEYS' FEES. In the event of any action or proceeding brought by either party against the other arising out of this Agreement, or any Memoranda of Understanding executed pursuant to the Agreement, the prevailing party, if any, shall be entitled to recover its reasonable attorneys fees incurred in such action or proceeding, including any appeal, with the amount of such fees, as well as a determination of prevailing party status, if any, to be determined by a judge of the court sitting without a jury.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

JAMES G. PARKER INSURANCE                  PAULA INSURANCE COMPANY
  ASSOCIATES



By: /s/ James G. Parker III                By: /s/ Jeffrey A. Snider
    -----------------------                    --------------------------
    James G. Parker III                        Jeffrey A. Snider
    President                                  President


                                           PAULA FINANCIAL



                                           By: /s/ Jeffrey A. Snider
                                               -------------------------
                                               Jeffrey A. Snider
                                               President

SHAREHOLDERS

James G. Parker III
  Family Living Trust
  U/T/D October 14, 1987

By: /s/ James G. Parker III                    /s/ Gary Feemster
    ---------------------------                ----------------------------
    Trustee                                    Gary Feemster

    /s/ Jon Parker                             /s/ Todd Parker
    ---------------------------                ----------------------------
    Jon Parker                                 Todd Parker

SPOUSAL CONSENTS

    The undersigned spouses of the Shareholders hereby acknowledge and agree to the transactions contemplated herein, including without limitation, the sale of the Shares free and clear of any and all marital/community property rights. The undersigned also agree to any and all amendments to this Agreement which may be entered into by the Shareholders after the date hereof.

 /s/ Tamela Parker                        /s/ Kathleen Feemster
 ----------------------------             -------------------------------
 Tamela Parker                            Kathleen Feemster

 /s/ Jenny Parker
 ----------------------------
 Jenny Parker